Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FOSSIL GROUP, INC.

Fossil Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The State of Delaware, which is the Corporation’s state of incorporation, enacted legislation that enables Delaware corporations to limit the liability of certain corporate officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”);

SECOND: That at a meeting of the Board of Directors (the “Board”) of the Corporation the Board adopted resolutions recommending to the Corporation’s stockholders (a) that Article VI of the Corporation’s Third Amended and Restated Certificate of Incorporation be amended (the “Proposed Amendment”) to provide for the exculpation of corporate officers consistent with Section 102(b)(7) of the DGCL (as amended), (b) declaring the Proposed Amendment to be advisable and (c) that the Proposed Amendment be considered at the Corporation’s next regularly scheduled annual meeting of stockholders;

THIRD: After giving effect to the Proposed Amendment, Article VI of the Corporation’s Third Amended and Restated Certificate of Incorporation shall read as follows:

ARTICLE VI

To the fullest extent permitted by the DGCL, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director or officer (as the case may be), except to the extent such an exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize any corporate action which further eliminates or limits the personal liability of directors or officers (as the case may be), then the liability of a director or officer (as the case may be) of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL as amended. Any repeal or modification of this Article VI by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such repeal or modification.

FOURTH: Thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL at which meeting the necessary number of shares as required by statute were voted in favor of the Proposed Amendment.

FIFTH: The Proposed Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Fossil Group, Inc. has caused this Certificate of Amendment to be signed on its behalf, by Randy S. Hyne, its Vice President, General Counsel and Secretary, this 24th day of May 2023.

FOSSIL GROUP, INC.

By:	/s/ Randy S. Hyne
Name: Randy S. Hyne
Title: Vice President, General Counsel and Secretary